UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

ACCENTURE SCA

(Exact name of Registrant as specified in its charter)

Luxembourg	000-49713	98-0351796
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46A, Avenue J.F. Kennedy

L-1855 Luxembourg

(Address of principal executive offices)

Registrant’s telephone number, including area code: (352) 26 42 35 00

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Appointment of New Directors

On September 10, 2010, the Board of Directors (the “Board”) of Accenture plc (“Accenture”), the general partner of Accenture SCA, appointed Dennis F. Hightower to join the Board as a new director, upon the recommendation of its Nominating & Governance Committee. Mr. Hightower will serve until Accenture’s annual general meeting of shareholders in February 2011, when he will be subject to re-appointment by a vote of Accenture’s shareholders. Mr. Hightower, who first joined the board of directors of Accenture’s predecessor, Accenture Ltd, in 2003, stepped down from that board effective August 9, 2009 to accept his appointment as U.S. Deputy Secretary of Commerce. Mr. Hightower served as U.S. Deputy Secretary of Commerce from August 2009 until August 2010. Prior thereto, Mr. Hightower was a retired business executive with distinguished careers in both the private and public sectors, including more than 35 years of experience in global marketing, strategic planning, operations and international general management. He had most recently served as CEO of Europe Online Networks S.A., a privately held broadband interactive entertainment company based in Luxembourg.

Mr. Hightower joins the Board as a Class I director, and has been appointed to serve on the Board’s Compensation and Nominating & Governance committees. He will receive the pro rata portion of the standard compensation for service on the Board (currently $80,000 per annum) and its various committees (currently $2,500 per annum for each of the Compensation and Nominating & Governance committees), based on the number of days remaining in the current director compensation year. Given his prior service as a director of Accenture Ltd, Mr. Hightower will not receive the standard equity grant customarily made by Accenture to directors newly appointed to the Board. Mr. Hightower may elect to receive his compensation in cash or equity.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release of Accenture plc, dated September 13, 2010 (incorporated by reference to Exhibit 99.1 to the Accenture plc Current Report on Form 8-K filed on September 13, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 13, 2010

ACCENTURE SCA, represented by its general partner, Accenture plc, itself represented by its duly authorized signatory

/s/ Julie Spellman Sweet
Name: Julie Spellman Sweet